Exhibit 99.1

First National Bank of the South Exceeds $250 Million in Total Assets

SPARTANBURG, S.C., March 31 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (OTC Bulletin Board: FNSC), the bank holding company for First National Bank of the South, today reported that it has exceeded $250 million in total assets.

Jerry L. Calvert, President & CEO, said, “We are pleased to announce that First National has achieved another significant milestone in our bank’s history in exceeding $250 million in total assets. As we complete our fifth year of operations, we are focused on attaining our goal of 35% growth in assets for 2005.”

Mr. Calvert continued, “We are excited about our future prospects as we continue to expand our customer base through our three Spartanburg branches and our loan production offices in Greenville and Mount Pleasant.”

First National’s stock price closed at $24.99 per share on March 30, 2005.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. It was incorporated in 1999 to conduct a general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg and a loan production office in Mount Pleasant. The small business lending division, based in Greenville, operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com .

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy or adverse changes in our asset quality, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE  First National Bancshares, Inc.
    -0-                             03/31/2005
    /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc.,
+1-864-594-5690, or cell, +1-864-590-8858/
    /Web site:  http://www.firstnational-online.com /